Exhibit 4.75
SUPPLEMENTAL AGREEMENT
THIS Supplemental Agreement (hereinafter referred to as this “Agreement”) is entered into as of [     ] [     ], 200[     ] by and between the following Parties (individually referred to as a “Party” and collectively the “Parties”):
Party A: SEED MUSIC GROUP LIMITED and it’s subsidiaries, including Seed Music Co., Ltd., Dongyi Music Ltd., Profita Publishing Ltd., Leguan Seed (Beijing) Culture Consulting Co., Ltd.
Party B: Hurray! Media Holding Co., Ltd. (previously known as Hurray! Music Holding Co., Ltd.) and it’s affiliated companies including Hurray! Holding Co., Ltd. and Hurray! Digital Media Technology Co., Ltd.
Party C1: Tien, Ting-Feng
Party C2: Huang, Tien-Zan
(Hereinafter, Part C1 and Party C2 are referred to collectively as “Party C”)
The Parties hereby entered into the “Investment and Shareholders’ Agreement” (the “Original Agreement”) as of 24 September, 2008, and the transaction was completed before 1 January, 2009. The Parties hereby enter into the following agreement through friendly consultation in accordance with the spirit of equality and mutual benefit and in good faith:
1.
The Parties hereby agree that, the accounting benchmark date for equity transfer and capital increase stated in the Original Agreement shall be 1 January, 2009. Upon the accounting benchmark date, Party A shall be Party B’s affiliated company and Party B shall have control in Party A, Party B is able to consolidate Party A’s financial statement.

2.
This Agreement is the supplemental agreement of the Original Agreement, and the provisions set forth under this Agreement shall remain in full force and survive in the event that any provisions set forth under this Agreement are inconsistent with the provisions set forth under the Original Agreement.

3.	This Agreement shall execute in six (6) counterparts, of which each Party shall hold two (2) copies respectively.
4.	This Agreement shall take effect after being stamped by Part A, B and signed by Party C on the date first written above.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first above written.
Party A: SEED MUSIC GROUP LIMITED, Seed Music Co., Ltd., Dongyi Music Ltd., Profita Publishing Ltd., Leguan Seed (Beijing) Culture Consulting Co., Ltd.
Party B: Hurray! Media Holding Co., Ltd., Hurray! Holding Co., Ltd. and Hurray! Digital Media Technology Co., Ltd.
Party C1: Tien, Ting-Feng
Party C2: Huang, Tien-Zan